CERTIFICATE OF DESIGNATION OF RIGHTS
                     AND PREFERENCES OF SERIES D CONVERTIBLE
                  PREFERRED STOCK OF ICN PHARMACEUTICALS, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

          The undersigned, Bill A. MacDonald, Executive Vice President of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation of the Corporation and pursuant to the provisions of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted the following resolution:

          RESOLVED that pursuant to Article 4 of the Restated Certificate of Incorporation which authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as follows:

         1. DESIGNATION. The series of Preferred Stock shall be designated and known as Series D Convertible Preferred Stock (the "Series D Preferred Stock"). The number of shares constituting such series shall be 3,000.

         2. CONVERSION. The holders of the Series D Preferred Stock ("Holders" and individually, a "Holder") shall have conversion rights (the "Conversion Rights") as follows:

                  (a) RIGHT TO CONVERT. Each share of Series D Preferred Stock shall be convertible ("Conversion"), without the payment of any additional consideration by any Holder, at any time, and from time to time, at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into such number of fully paid and nonassessable shares ("Conversion Shares") of the common stock, par value $0.01 per share, of the Corporation (the "Common Stock") as is determined by dividing $28,000 by the Conversion Price, determined as hereinafter provided, in effect at the time of the Conversion (the "Conversion Ratio"). The Conversion Price at which Conversion Shares shall be deliverable upon Conversion without the payment of any additional consideration by the Holders (the "Conversion Price") shall initially be $56.05 per Conversion Share. Such initial Conversion Price shall be subject to adjustment in order to adjust the number of Conversion Shares into which the Series D Preferred Stock is convertible, as hereinafter provided.

                  (b)      MECHANICS OF CONVERSION.

          (i) If any Conversion would create a fractional Conversion Share, such fractional share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be rounded up or down to the nearest whole number of Conversion Shares.

          (ii) Before any Holder shall be entitled to convert any share of Series D Preferred Stock into full Conversion Shares, such Holder shall surrender ("Surrender") the certificate or certificates representing such shares of Series D Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at such office that such Holder elects to convert the same and shall state therein the Holder's name or the name or names of the Holder's nominees in which such Holder wishes the certificate or certificates for such Conversion Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to such Holder's nominee or nominees, a certificate or certificates for the number of Conversion Shares to which such Holder shall be entitled as aforesaid. Such Conversion shall be deemed to have been made immediately prior to the close of business on the date of such Surrender, and the person or persons entitled to receive the Conversion Shares issuable upon Conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares as of such date.

          (iii) In the event that the Corporation fails for any reason to deliver to any Holder the number of Conversion Shares issuable upon Surrender and Conversion (a "Conversion Default"), and such Conversion Default continues for longer than five (5) business days, the Corporation shall pay to such Holder cash payments in the amount of (x) (N/365) multiplied by (y) the Liquidation Preference (as defined in Section 3 below) of the shares of Series D Preferred Stock representing the Conversion Shares which remain the subject of such Conversion Default, multiplied by (z) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law, where "N" equals the number of days elapsed between the date of Surrender and the date on which all of such Conversion Shares are issued and delivered to such Holder. Cash amounts payable hereunder shall be paid on or before the fifth (5th) business day of the calendar month following the calendar month in which such amount has accrued. Nothing herein shall limit any Holder's right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the day of Surrender (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving such Conversion Shares), and such Holder shall have a right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (c)      ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

          (i) In the event that, prior to the Conversion of all the shares of Series D Preferred Stock, the number of outstanding shares of Common Stock is increased by the Corporation issuing additional shares of Common Stock pursuant to a stock dividend, stock distribution, stock subdivision or otherwise, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or stock subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

          (ii) In the event that the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (iii) In case the Corporation shall issue or sell any shares of Common Stock (other than Common Stock issued: (A) upon conversion of Biocapital Holding Swiss Franc Exchangeable Convertible Debt Certificates, (B) Series B Convertible Preferred Stock of the Corporation outstanding as of February 16, 1998 ("Senior Securities") (C) pursuant to the Corporation's stock option plans or pursuant to any other Common Stock related employee compensation plan of the Corporation approved by the Corporation's Board of Directors, or (D) upon exercise or conversion of any security the issuance of which caused an adjustment under paragraphs (iv) or (v) hereof) without consideration or for a consideration per share less than the then Conversion Price Per Common Share (as defined in paragraph (vii) hereof), the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the product of the aggregate number of shares of Common Stock outstanding immediately after such issuance or sale and the Current Valuation Per Common Share (as defined in paragraph (vii) hereof) immediately prior to such issuance or sale and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the time of such issuance or sale multiplied by the Current Valuation Per Common Share immediately prior to such issuance or sale and (y) the aggregate consideration, if any, to be received by the Corporation upon such issuance and sale. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors; PROVIDED that if Holders of 25% or more of the outstanding shares of Series D Preferred Stock shall object to any such determination, the Board of Directors shall retain, at the Corporation's expense, an independent appraiser reasonably satisfactory to such Holders to determine such fair market value. The Holders shall be notified promptly of any consideration other than cash received by the Corporation and furnished with a description of the consideration and the fair market value thereof, as initially determined by the Board of Directors.

          (iv) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the then Conversion Price Per Common Share (as defined in subsection (c)(vii) hereof), on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Ratio shall be adjusted pursuant to paragraph
(iii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case all or any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined by the Board of Directors; PROVIDED that if Holders of 25% or more of the outstanding shares of Series D Preferred Stock shall object to any such determination, the Board of Directors shall retain, at the Corporation's expense, an independent appraiser reasonably satisfactory to such Holders to determine such fair market value. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this subsection
(c)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

          (v) In case the Corporation shall issue rights, options (other than options issued pursuant to a plan described in subparagraph (iii)(B) hereof) or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) or shall issue securities, convertible into shares of Common Stock and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the then Conversion Price Per Common Share (as defined in subsection (c)(vii) hereof), the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Ratio shall be adjusted pursuant to paragraph (iii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph (iii) below. Such adjustments shall be made successively whenever such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this subsection
(c)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Ratio which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Conversion Ratio shall be made pursuant to this paragraph (v) to the extent that the Conversion Ratio shall have been adjusted pursuant to paragraph (iv) hereof upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or Convertible Securities are entitled and the price payable therefor.

          (vi) In case the Corporation shall fix the record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, paragraph (iv) hereof), the Conversion Ratio to be in effect after such record date shall be determined by multiplying the Conversion Ratio in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Valuation Per Common Share (as defined in subsection
(c)(vii) hereof), on such record date, and the denominator of which shall be the Current Valuation Per Common Share (as defined in subsection (c)(vii) hereof), on such record date, less the fair market value (determined as set forth in paragraph (iii) hereof) of the portion of the assets, other property or evidences of indebtedness so to be distributed which is applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

          (vii) For the purpose of any computation under this subsection (c), on any determination date, the "CURRENT VALUATION PER COMMON SHARE" shall be the greater of the Current Market Price Per Common Share and the Conversion Price Per Common Share (each as defined below), the "CURRENT MARKET PRICE PER COMMON SHARE" for any determination date shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of the applicable class of Common Stock for the 20 consecutive trading days immediately prior to such date, the "CONVERSION PRICE PER COMMON SHARE" shall be deemed to be the amount in dollars which is equal to $28,000 divided by the Conversion Ratio immediately prior to such adjustment, and "DAILY PRICE" means for any day
(w) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such day as reported on the NYSE Composite Transactions Tape; (x) if the shares of such class of Common Stock are not then listed and traded on the NYSE, the closing price on such day as reported by the principal national securities exchange on which the shares are listed and traded; (y) if the shares of such class of Common Stock are not then listed and traded on any such securities exchange, the last reported sale price on such day on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (z) if the shares of such class of Common Stock are not then quoted and traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such day as reported by NASDAQ. For purposes of any computation under this subsection (c), the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation.

          (viii) No adjustment to the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio; PROVIDED, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (c) shall be made to the nearest four decimal points.

          (ix) In the event that, as a result of the provisions of paragraph (x) hereof, the Holders shall become entitled at any time upon subsequent Conversion, to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon Conversion of the Series D Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          (x) (A) In the case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all the assets of the Corporation to another corporation, each share of Series D Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon Conversion of such Series D Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as they may reasonably be, in relation to any shares of stock or other property thereafter deliverable upon the Conversion of the Series D Preferred Stock. (B) Notwithstanding sub-paragraph (A) above, in the event that: (x) any Person or group (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934) has acquired, directly or indirectly, the majority of the outstanding shares of Common Stock for cash; (y) the Corporation sells, transfers or leases to any Person or group all or substantially all of its assets for cash; or (z) the Corporation merges or consolidates with or into another Person or any Person consolidates with or merges into the Corporation, in any such event pursuant to a transaction whereby the holders of the majority of shares of Common Stock receive cash for their shares, then, immediately prior to any such event, all shares of Series D Preferred Stock shall be converted into Conversion Shares at the Conversion Ratio then in effect.

          (xi) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of the Series D Preferred Stock against impairment.

          (xii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holders a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustments and readjustments,
(B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of Series D Preferred Stock.

          (xiii) The Corporation shall reserve and keep free from any preemptive rights, available at all times out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect Conversion of all of the then outstanding Series D Preferred Stock.

         3. LIQUIDATION RIGHTS. The Series D Preferred Stock shall have the following liquidation rights and preferences:

          (a) LIQUIDATION PRICE. Upon the occurrence of (A) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (B) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (C) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), distribution of the Corporation's assets shall first be made to holders of Senior Securities, and thereafter no distribution shall be made to the holders of any shares of Common Stock or any other capital stock of the Corporation, unless and until each Holder shall have received from the Corporation an amount with respect to such Liquidation Event (the "Liquidation Preference") with respect to each share of Series D Preferred Stock then held by such Holder equal to $28,000 plus an amount equal to all accrued and unpaid dividends thereon to and including the date full payment shall be tendered to each Holder.

          (b) PRIORITY OVER COMMON STOCK. The aggregate Liquidation Preference to be paid to all Holders under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of Common Stock or holders of any other class of shares of capital stock of the Corporation except for holders of Senior Securities in connection with such Liquidation Event. After the payment to holders of Senior Securities of any preferential amounts owed to such holders, and payment to Holders of the aggregate Liquidation Preference so payable to them, and any preferential amounts payable to the holders of preferred stock ranking as to liquidation junior to the Series D Preferred Stock, the holders of other classes of shares of capital stock and holders of shares of Common Stock shall be entitled to receive all remaining assets of the Corporation.

          (c) INSUFFICIENCY. If the assets or surplus funds thus distributed to the Holders are insufficient to permit the payment to the Holders of their full aggregate Liquidation Preference, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the full Liquidation Preference each such Holder is otherwise entitled to receive.

         4. VOTING RIGHTS. Each share of Series D Preferred Stock shall entitle the Holder thereof, as of the record date for determination of stockholders entitled to vote, to that number of votes as shall be equal to the aggregate number of votes which a holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is then convertible would be entitled to have for any matter to be submitted to a vote of stockholders of the Corporation. For purposes of calculation of such number of votes, all shares of Series D Preferred Stock then outstanding shall be considered immediately convertible as of such record date. Except as otherwise provided by law or in
Section 6 hereof, the Holders and holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         5. DIVIDEND RIGHTS. The Holders of outstanding shares of Series D Preferred Stock shall not be entitled to receive dividends in respect of shares of Series D Preferred Stock.

         6. COVENANTS. So long as any shares of Series D Preferred Stock shall be outstanding (as adjusted for all subdivisions and combinations), the Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than sixty percent (60%) of such outstanding shares of Series D Preferred Stock, amend or repeal any provision of, or add any provision to, the Corporation's Restated Certificate of Incorporation or By-laws if such action would directly or indirectly, (i) alter or change (x) the preferences, rights, privileges or powers of, or the restrictions provided, for the benefit of, the Series D Preferred Stock or (y) any other class of shares of capital stock of the Corporation so as to affect adversely the Series D Preferred Stock, or (ii) create any new class or series of capital stock having a preference over or making PARI PASSU with the Series D Preferred Stock as to distribution of assets upon a Liquidation Event.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock as of this 23rd day of February, 1998.


                                        ICN PHARMACEUTICALS, INC.



                                         By:   /s/ Bill A. MacDonald
                                             ----------------------------------
                                            Bill A. MacDonald,
                                            Executive Vice President